Exhibit 99.1

Block Communications, Inc. Reports Second Quarter 2004 Results

Toledo, OH- Wednesday, August 11, 2004
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended June 30, 2004.

     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 148,100 basic cable subscribers at June 30, 2004, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area (including Michigan suburbs) and serves approximately 129,600 subscribers. Both the Toledo and the Erie County system located in Sandusky have been 100% rebuilt to 870 MHz.

     The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 380,000 and 592,300, respectively as of June 30, 2004. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a telecom business and a home security business.

     For the three month period ended June 30, 2004, the Company had net revenues of $108.6 million, an increase of $1.7 million, or 1.6%, as compared to the same period of the prior year. This increase was attributable to revenue growth in the publishing and cable operations, partially offset by revenue declines in broadcasting and other communications.

     Cable revenue for the quarter was $29.4 million, an increase of $2.0 million, or 7.4%, as compared to the same period of 2003. The increase in cable revenue was principally the result of an increase of $5.80, to $65.91, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per data customer of $43.98 decreased $1.36 as compared to the second quarter of 2003. The decrease in high-speed data average revenue resulted from packaging discounts and promotional offers. For the quarter ended June 30, 2004, average monthly digital revenue per digital home was $14.64, an increase of $.05 as compared to the same period of the prior year. The increase in average digital revenue resulted from an increase in Video on Demand buys, partially offset by packaging discounts and promotional offers. The discounts and promotional offers were continued throughout the second quarter of 2004 due to the increasingly competitive environment, primarily in the Toledo market.

     Revenue generating units increased in the high-speed data and digital categories during the three month period ending June 30, 2004. The net increase in high-speed data subscribers totaled 923 and the net increase in digital homes totaled 2,269, during the quarter. This resulted in 33,033 high-speed data subscribers and 45,612 digital homes as of June 30, 2004. Basic subscribers at the end of the period totaled 148,054, a decrease of 1,110 in the second quarter of 2004. The Toledo system recognized a net decrease of 1,742 basic subscribers. This was due to a seasonal reduction resulting from the large number of college students in the Toledo market, an increase in the number of disconnects resulting from economic conditions, and continued competition. The Erie County system recognized a net increase of 632 basic subscribers, resulting from seasonal growth in our Erie County subscriber base due to the tourism component of the Sandusky market.

     Publishing revenue for the quarter was $64.4 million, an increase of $204,000, or 0.3%, as compared to the second quarter of 2003. The increase consisted of a $370,000, or 0.7%, increase in advertising revenue due primarily to increases in classified and internet advertising of $755,000, or 4.2%, and $167,000, or 26.9%, respectively, partially offset by reduction in national advertising of $417,000, or 5.1%. Retail advertising was consistent with the second quarter of 2003, while other advertising, net of trade expense, decreased $201,000. Circulation revenue decreased $230,000, or 1.9%, as compared to the same period of 2003, primarily due to a decrease in both daily and Sunday circulation compounded by declining average earned rates per copy. The variance in rates is the result of lower rates received from event, sponsor, and Newspapers In Education copies sold during the second quarter of 2004 as compared to the second quarter of 2003. Other revenue, which consists of third party and total market delivery, increased $64,000 as compared to the same quarter of the previous year.

     Broadcasting revenue for the quarter was $9.8 million, a decrease of $429,000, or 4.2%, as compared to the three months ended June 30, 2003. The decrease in broadcasting revenue was due to decreases in local, national and political advertising of $274,000, $168,000, and $81,000, respectively, partially offset by a decrease in agency commissions of $94,000.

     Other communications revenue from continuing operations for the quarter was $5.0 million, a decrease of $121,000, or 2.4%, as compared to same period of the prior year. Telecom revenue for the quarter was $4.4 million, a decrease of $91,000, due primarily to an FCC mandated reduction in reciprocal compensation revenue and carrier access billings of $316,000 and $176,000. These declines were partially offset by an increase in competitive access and local exchange revenue of $272,000 and $78,000, respectively, resulting from a net increase of 106, or 16.7%, in the number of commercial telecom customers. Long-distance revenue for the second quarter of 2004 increased $26,000 as compared to the same period of the prior year. Revenue from the home security business decreased $30,000 as compared to the second quarter of 2003.

     Operating expenses for the quarter were $104.9 million, an increase of $3.8 million, or 3.8%, as compared to the second quarter of 2003. The increase in operating expense was attributable to increased publishing, cable, and corporate general and administrative expenses, partially offset by decreased broadcasting and other communications expenses.

     Cable operating expenses were $26.6 million, an increase of $2.1 million, or 8.6%, as compared to the same period of the prior year. The increase was primarily due to a $664,000, or 11.0%, increase in basic programming expenses, a $940,000, or 12.1%, increase in depreciation, a $199,000, or 39.4%, increase in cable modem associated expenses, and a $318,000, or 83.8%, increase in programming expenses for the digital tier. Basic cable programming expenses increased due to price increases from programming suppliers and programming expenses related to Buckeye Cable Sports Network. The increase in depreciation is attributable to the capital expenditures associated with the rebuild of our Erie County cable system, accelerated depreciation for analog converters and continued rollout of cable modems and digital cable converters. Cable modem expenses increased as a result of additional customer service representatives and network and product improvements implemented in response to subscriber growth. Programming expense for the digital tier increased due to an increase in the number of digital subscribers as compared to the same quarter of the prior year. Further, marketing and advertising expenses increased $164,000, or 12.0%, due to various promotional offers and advertising campaigns launched in response to increased competition. Other departmental expenses increased marginally due to inflationary factors.

     Publishing operating expenses were $63.9 million, an increase of $1.6 million, or 2.6%, over the three months ended June 30, 2003. The increase was partially due to a $650,000, or 8.6%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $55.85, or 12.1%, partially offset by a 3.0% decrease in consumption from the same period of the prior year. Departmental salaries and wages increased primarily due to contractual increases at the Pittsburgh Post-Gazette. General and administrative expenses, which include employee benefit costs, increased $804,000, or 4.7%, primarily due to increases in the Post Gazette’s other post-employment benefits, pension, and workers’ compensation costs of $166,000, $193,000 and $557,000, respectively, as compared to the second quarter of 2003. The Blade’s general and administrative costs, inclusive of employee benefits, increased $85,000, primarily due to increases in other post-employment costs, partially offset by savings in medical and legal and professional fees.

     Broadcasting operating expenses were $8.6 million, a decrease of $337,000, or 3.8%, from the same period of the prior year. The decrease results primarily from decreases in sales and promotion expense, general and administrative expenses, and broadcast film amortization of $237,000, $173,000, and $123,000, respectively, partially offset by increases in engineering, news and programming departmental expenses of $107,000, $78,000, and $79,000.

     Other communications operating expenses from continuing operations were $4.4 million, a decrease of $118,000, or 2.6%, from the same period of 2003. Telecom operating expenses decreased $218,000, or 5.7%, due primarily to decreases in gross receipts tax and long-distance expense of $137,000 and $107,000, respectively. Operating expenses related to security alarm system sales and monitoring increased $100,000, or 15.6%, due primarily to increases in inventory obsolescence reserves, specifically related to inventory maintained for future warranty work.

     Operating income decreased $2.1 million as compared to the three months ended June 30, 2003. Cable operating income decreased $76,000 due to increases in depreciation, marketing and advertising, and programming expenses, partially offset by revenue growth generated from rate increases and rollout of new services. Publishing operating income decreased $1.4 million, primarily due to increased newsprint and employee related expenses, partially offset by slight advertising revenue growth. Broadcasting operating income decreased $92,000 due to decreases in advertising revenue, partially offset by decreased operating expenses. Other communications operating income was consistent with the three months ended June 30, 2003. Corporate general and administrative expenses increased $562,000, due to overall increases in employee benefits and legal and professional fees. Employee benefits increased due to a favorable medical expense trend realized and recorded in the second quarter of 2003.

     For the three months ended June 30, 2004, the company reported net income of $8.7 million, compared to a net loss of $898,000 reported for the same period of the prior year. This increase in net income is primarily due to a favorable variance of $11.2 million on the change in fair value of interest-rate swaps and a decrease in interest expense of $421,000, partially offset by a decrease in operating income of $2.1 million. The variance in the change in fair value of our non-hedge interest rate swaps is due to the specific swaps in effect during the two periods and changes in the interest rate environment. This variance also includes a $3.0 million derivative valuation gain related to interest-rate swap contracts that were liquidated during the second quarter. The credit for income taxes was $38,000 for the second quarter of 2004 compared to a credit for income taxes of $110,000 for the same quarter of the previous year. The second quarter 2003 credit included a $300,000 deferred tax credit. The variance is primarily due to the determination that a 100% valuation allowance of our deferred tax assets is still required as of June 30, 2004. Furthermore, discontinued operations generated a loss of $254,000, net of tax benefit, during the second quarter of 2003.

     Depreciation and amortization increased $355,000, or 2.4%, as compared to the same period of the prior year. The increase was primarily due to an increase in cable operations depreciation expense of $940,000 resulting from continued rollout of advanced services and accelerated depreciation on analog converters, partially offset by a decrease in publishing depreciation expense of $317,000, resulting from assets acquired during the 1992 Pittsburgh Press acquisition becoming fully depreciated by the end of 2003. In addition, broadcasting depreciation and amortization decreased $183,000 due primarily to a $123,000 reduction in broadcast film amortization.

     Adjusted EBITDA decreased $1.5 million, or 8.1%, as compared to the second quarter of 2003. A reconciliation of adjusted EBITDA to net income is provided below. Adjusted EBITDA as a percentage of revenue for the quarter ended June 30, 2004 decreased to 16.1% from 17.8% for the three months ended June 30, 2003. The decrease in adjusted EBITDA as a percentage of revenue was primarily due to the increase in publishing and cable operating expenses and corporate general and administrative expenses, partially offset by the continued rollout of high margin advanced cable products, the increase in cable service charges and the marginal increase in publishing advertising revenues. Net income as a percentage of revenue was 8.1% as of June 30, 2004, as compared to net loss as a percentage of revenue at June 30, 2003 of 0.8%. This is primarily due to the favorable variance on the change in fair value of interest rate swaps discussed above.

     Capital expenditures totaled $11.4 million for the second quarter of 2004, as compared to $14.7 million, including capital leases, for the second quarter of 2003. Capital expenditures for the six months ended June 30, 2004 and June 30, 2003 totaled $24.6 million and $23.5 million, including capital leases, respectively. Capital expenditures in 2004 were used primarily in the rebuild of the Erie County system, the Pittsburgh Post-Gazette facility upgrade, and the maintenance of other operating assets.

     As of June 30, 2004, the Company had $15.1 million in cash and cash equivalents and long-term funded debt of $267.6 million, excluding letters of credit and the $242,000 adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing June 30, 2004 was 4.61 to 1.0. Please refer to the reconciliation of EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing June 30, 2004 was 7.08 to 1.0.

     For additional information on second quarter 2004 financial position, please contact Jodi Miehls, Treasurer, Block Communications, Inc. at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

     The Company will host a conference call to discuss its second quarter 2004 results on Thursday, August 12, 2004 beginning at 3:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0571, conference ID: Block. A replay of the call will be available at 800-934-7836 beginning August 12, 2004 at 6:00 p.m. Eastern Time Zone until August 19, 2004 at midnight Eastern Time Zone.

Forward-Looking Statements

     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results for the quarters ended June 30, 2004 and 2003. A reconciliation of net loss to adjusted EBITDA is provided for the three- and six-month periods ended June 30, 2004 and, 2003 and the twelve months ended December 31, 2003.

Block Communications, Inc., and Subsidiaries
Results of Operations

	Three months ended June 30,
	2004		2003
Revenue:
Publishing	$64,376,216	59.3%	$64,172,610	60.0%
Cable	29,383,680	27.1	27,355,527	25.6
Broadcasting	9,785,531	9.0	10,214,156	9.6
Other Communications	5,035,896	4.6	5,157,202	4.8

	108,581,323	100.0	106,899,495	100.0
Expense:
Publishing	63,932,486	58.9	62,313,037	58.3
Cable	26,645,955	24.5	24,542,132	23.0
Broadcasting	8,599,744	7.9	8,936,736	8.4
Other Communications	4,365,256	4.0	4,483,707	4.2
Corporate general and administrative	1,319,240	1.2	757,363	0.7

	104,862,681	96.6	101,032,975	94.5

Operating income	3,718,642	3.4%	5,866,520	5.5%

Nonoperating income (expense):
Interest expense	(4,846,880)		(5,273,158)
Change in fair value of interest rate swaps	9,800,683		(1,402,215)
Investment income	21,819		69,556

	4,975,622		(6,605,817)
Income (loss) from continuing operations before income taxes and minority interest	8,694,264		(739,297)
Credit for income taxes	(38,493)		(109,815)
Minority interest	17,080		(15,154)

Income (loss) from continuing operations	8,749,837		(644,636)
Loss on discontinued operations, net of tax	—		(253,754)

Net income (loss)	8,749,837		(898,390)

Add:
Interest expense	4,846,880		5,273,158
Credit for income taxes	(38,493)		(271,433)
Depreciation	12,978,372		12,424,633
Amortization of intangibles and deferred charges	717,327		775,907
Amortization of broadcast rights	1,532,397		1,672,460
Loss on disposal of property and equipment	24,489		3,224
Loss on disposal of discontinued operations	—		235,591
Change in fair value of interest rate swaps	(9,800,683)		1,402,215
Less:
Payments on broadcast rights	(1,572,139)		(1,638,874)

EBITDA	$17,437,987		$18,978,491

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

	Three months ended June 30, 2004

Net Income	$430,197	$2,738,738	$1,201,856	$670,640	$3,708,406	$8,749,837
Adjustments to Net Income:
Interest expense	44,738	—	—	—	4,802,142	4,846,880
Provision (credit) for income taxes	(31,018)	—	2,000	—	(9,475)	(38,493)
Depreciation	2,548,957	8,685,505	681,393	1,062,517	—	12,978,372
Amortization of intangibles and deferred charges	89,143	184,891	4,235	—	439,058	717,327
Amortization of broadcast rights	—	57,123	1,475,274	—	—	1,532,397
Film payments	—	(55,932)	(1,516,207)	—	—	(1,572,139)
(Gain) loss on disposal of assets	—	22,176	3,363	(1,050)	—	24,489
Change in fair value of derivative	—	—	—	—	(9,800,683)	(9,800,683)

EBITDA	$3,082,017	$11,632,501	$1,851,914	$1,732,107	$(860,552)	$17,437,987

	Three months ended June 30, 2003

Net Income (loss)	$806,505	$1,953,598	$817,359	$422,649	$(4,898,501)	$(898,390)
Adjustments to Net Income:
Interest expense	50,112	—	—	—	5,223,046	5,273,158
Provision (credit) for income taxes	1,003,120	860,874	442,737	(164,526)	(2,413,638)	(271,433)
Depreciation	2,865,999	7,745,190	740,975	1,072,469	—	12,424,633
Amortization of intangibles and deferred charges	88,167	184,891	4,235	—	498,614	775,907
Amortization of broadcast rights	—	74,249	1,598,211	—	—	1,672,460
Film payments	—	(72,679)	(1,566,195)	—	—	(1,638,874)
(Gain) loss on disposal of assets	(9,500)	6,113	6,868	(257)	—	3,224
Change in fair value of derivative	—	—	—	—	1,402,215	1,402,215
Loss on disposal of discontinued operations	—	—	—	235,591	—	235,591

EBITDA	$4,804,403	$10,752,236	$2,044,190	$1,565,926	$(188,264)	$18,978,491

	Six months ended June 30, 2004

Net income (loss)	$(3,639,906)	$5,305,264	$1,740,615	$1,384,474	$(7,069,901)	$(2,279,454)
Adjustments to net income (loss):
Interest expense	115,201	—	—	—	9,394,208	9,509,409
Provision (credit) for income taxes	189,005	—	2,000	—	(18,950)	172,055
Depreciation	4,817,895	16,729,409	1,367,625	2,129,559	—	25,044,488
Amortization of intangibles and deferred charges	178,286	369,782	8,470	—	933,227	1,489,765
Amortization of broadcast rights	—	119,860	2,964,703	—	—	3,084,563
Film payments	—	(114,371)	(3,092,040)	—	—	(3,206,411)
(Gain) loss on disposal of assets	(9,500)	271,299	3,163	(819)	—	264,143
Change in fair value of derivative	—	—	—	—	(5,218,027)	(5,218,027)

EBITDA	$1,650,981	$22,681,243	$2,994,536	$3,513,214	$(1,979,443)	$28,860,531

	Six months ended June 30, 2003

Net income (loss)	$(359,932)	$3,501,817	$643,531	$1,028,225	$(9,900,050)	$(5,086,409)
Adjustments to net income (loss):
Interest expense	98,719	—	—	—	10,121,811	10,220,530
Provision (credit) for income taxes	802,205	1,533,069	379,906	(227,922)	(4,189,817)	(1,702,559)
Depreciation	5,731,998	15,573,275	1,439,707	2,140,806	—	24,885,786
Amortization of intangibles and deferred charges	176,334	369,782	8,470	—	985,950	1,540,536
Amortization of broadcast rights	—	153,926	3,241,947	—	—	3,395,873
Film payments	—	(171,886)	(3,225,880)	—	—	(3,397,766)
(Gain) loss on disposal of assets	(9,500)	45,502	6,868	(184)	—	42,686
Change in fair value of derivative	—	—	—	—	2,230,337	2,230,337
Loss on disposal of discontinued operations	—	—	—	235,591	—	235,591

EBITDA	$6,439,824	$21,005,485	$2,494,549	$3,176,516	$(751,769)	$32,364,605

	Year ended December 31, 2003

Net income (loss)	$(3,344,323)	$6,344,950	$(3,889,472)	$1,444,709	$(41,127,456)	$(40,571,592)
Adjustments to net income:
Interest expense	1,742,049	—	—	—	17,891,217	19,633,266
Provision (credit) for income taxes	58,500	2,684,600	1,092,800	(528,750)	23,843,550	27,150,700
Depreciation	10,565,824	30,009,614	2,874,373	4,265,612	—	47,715,423
Amortization of intangibles and deferred charges	352,993	739,563	16,940	—	1,974,289	3,083,785
Amortization of broadcast rights	—	302,546	6,717,793	—	—	7,020,339
Film payments	—	(319,204)	(6,613,924)	—	—	(6,933,128)
Loss on disposal of assets	16,422	2,046,188	76,640	38,560	—	2,177,810
Change in fair value of derivative	—	—	—	—	(3,908,162)	(3,908,162)
Impairment charge, net of minority interest	—	—	5,613,299	—	—	5,613,299
Loss on disposal of discontinued operations	—	—	—	569,015	—	569,015

EBITDA	$9,391,465	$41,808,257	$5,888,449	$5,789,146	$(1,326,562)	$61,550,755